                                                                    EXHIBIT 10.1



                         SEVERANCE AGREEMENT AND RELEASE

       This SEVERANCE AGREEMENT AND RELEASE ("Agreement") is made as of the 5th day of July, 2000, by and among GTECH Holdings Corporation, GTECH Corporation (together with their respective direct and indirect subsidiaries and affiliates and any of their respective officers, directors or employees (collectively "GTECH" or the "Company") and William Y. O'Connor ("Mr. O'Connor").

                                   WITNESSETH:

       WHEREAS, the parties have agreed that it is in their mutual best interest that Mr. O'Connor and GTECH sever their relationship; and

       WHEREAS, the parties wish to set forth their agreement respecting the terms and conditions thereof.

       NOW, THEREFORE, the parties hereby agree as follows:

1. Termination of Employment. It is hereby agreed that Mr. O'Connor's employment terminates effective July 5, 2000 (the "Termination Date"), and as of the Termination Date Mr. O'Connor shall no longer serve: (a) as an employee, director and Chairman of the Board of Directors of GTECH Holdings Corporation; (b) as an employee, director and Chairman of the Board of Directors of GTECH Corporation, and (c) as an employee, officer and director of all direct and indirect subsidiaries and other affiliates of GTECH Holdings Corporation.

2. Severance Payment. (a) GTECH shall make to Mr. O'Connor a lump sum payment with respect to post-employment severance of $8,748,785 (before deduction of any tax withholdings) immediately after this Agreement becomes effective in accordance with Section 19 below.

       (b) This payment and the other benefits provided for in this Agreement constitute the entire obligation of GTECH, represent full and complete satisfaction by GTECH of all obligations under that certain Employment Agreement dated as of September 19, 1997, as amended or clarified (the "Employment Agreement"), and constitute full and complete settlement of any claim under law or equity that Mr. O'Connor might otherwise assert against GTECH for compensation, benefits or remuneration of any form.

3. Benefits. From and after the Termination Date, Mr. O'Connor shall not be eligible for any GTECH benefits or perquisites, and shall no longer be eligible to participate in any GTECH benefit program or plan, except as expressly set forth below:

       a. GTECH shall (i) for a period of three years following the Termination Date, or until Mr. O'Connor's earlier death, continue, at its expense, to provide Mr. O'Connor with the term life insurance policy in accordance with the policy requirements provided for in Section 6(b) of the Employment Agreement (or if higher the amount in effect as of the

       Termination Date) ("Life Insurance Coverage"), (ii) for a period of eighteen months following the Termination Date but in no circumstances commencing not later than one year after the Termination Date, provide Mr. O'Connor with out placement services through a bona fide out placement organization acceptable to Mr. O'Connor that, at a minimum, agrees to supply Mr. O'Connor with out placement counseling, a private office and administrative support, including telephone service, and (iii) for a period of six years following the Termination Date, or until Mr. O'Connor's earlier death, continue to provide the medical (including dental, orthodontic and optical) coverage specified in Section 4 of Appendix B of the Employment Agreement ("Medical Coverage") and on the terms and conditions so specified at substantially the same level as provided to Mr. O'Connor and his spouse, and his dependents, as of the Termination Date. Thereafter, Mr. O'Connor shall be entitled to whatever medical coverage, if any, as is required to be provided by applicable law.

       b. Mr. O'Connor will become fully vested in the GTECH's Supplemental Retirement Plan for Senior Executives ("SERP") in existence as of the date hereof and in any other non-qualified, deferred compensation, incentive compensation or retirement plan currently in effect (together with the SERP, the "non-qualified Plans"). Within 30 days after the Termination Date, GTECH shall pay to Mr. O'Connor the sum of (i) the present value of all benefits accrued under the Non-qualified Plans (as supplemented by any early retirement subsidies), using such actuarial assumptions as are then used to fund GTECH's tax-qualified defined benefit pension plan (or, if there is no such plan, such actuarial factors as would reasonably be used by comparable companies in funding defined benefit pension plans (but including, in all events, an interest rate no greater than the rate that would then be used by the Pension Benefit Guaranty Corporation to value immediate annuities upon plan termination)), and (ii) an amount equal to three times the average benefit accrued (in the case of plans providing for accruals of identified future benefits) and GTECH contributions (in the case of other plans) made to GTECH's tax-qualified defined benefit plan and profit-sharing and 401(k) retirement plan and the Non-qualified Plans over the previous three fiscal years (as supplemental by, in the case of accrued benefits, any early retirement subsidies). GTECH shall also pay to Mr. O'Connor (i) any amount in Mr. O'Connor's account under GTECH's profit sharing and 401(k) plan forfeited by the Mr. O'Connor due to the termination of his employment, and (ii) the present value of any accrued benefit (as supplemented by any early retirement subsidies) under any defined benefit plan of GTECH forfeited by Mr. O'Connor due to the termination of his employment, determined using such actuarial assumptions as are then used to fund such plan.

       c. To the extent not otherwise addressed herein, Mr. O'Connor shall receive the full benefit of all tax gross-ups provided for under the Employment Agreement for benefits in effect up to and through, or which continue after the Termination Date and any payments hereunder in respect of benefits subject to a gross-up obligation under the Employment Agreement that would have continued after the Termination Date, without duplication of any such gross-up obligation for any benefits.

       d. GTECH shall also bear the expense of : (i) tax preparation services for Mr. O'Connor for the 2000 calendar year and (ii) reasonable attorneys' fees incurred by Mr. O'Connor in the negotiation and preparation of this Agreement. In addition, GTECH shall reimburse Mr. O'Connor for all reasonable and necessary business expenses incurred but not yet reimbursed up through the Termination Date and GTECH shall be responsible for the costs of the country club, health club and spa memberships and payments with respect to the automobile which the Company had been covering until the Termination Date, after which time those expenses shall be the exclusive responsibility of Mr. O'Connor.

       e. In the event that Mr. O'Connor secures other employment (including employment as a consultant) during the period in which the Company is obligated to continue Life Insurance Coverage and/or Medical Coverage under subsection (a) above as applicable, GTECH may offset such obligations by any Life Insurance Coverage or Medical Coverage which Mr. O'Connor receives during the applicable continuation period from a successor employer, so long as the aggregate coverage (from GTECH and the successor employer) is no less than the aggregate coverage provided by GTECH as of the Termination Date; provided that nothing contained herein shall limit any continuation of coverage required by law. Mr. O'Connor shall notify the Company promptly of his securing of any such employment (including employment as a consultant).

       f. Mr. O'Connor shall be indemnified by the Company in connection with his performance of services under his Employment Agreement and the termination of his employment at the maximum level permitted by law. The Company shall cause Mr. O'Connor to continue to be covered by directors and officers liability insurance substantially similar to that provided to the Company's directors and officers, but in no event shall such liability insurance provide less than $20,000,000 of coverage for such directors and officers, including Mr. O'Connor. The Company shall continue to indemnify Mr. O'Connor as provided above, and maintain such liability insurance with coverage for Mr. O'Connor, for any claims that may be made against Mr. O'Connor with respect to his service as a director or officer of the Company for claims arising out of conduct on or before the Termination Date.

4. Continuing Obligations. Mr. O'Connor further covenants with GTECH as follows:

       a. For a period of three years after the Termination Date, Mr. O'Connor, upon reasonable notice, shall furnish such information and proper assistance to the Company as may reasonably be required in connection with any third party claims, investigations, litigation or similar proceedings which may involve the Company with respect to the period of Mr. O'Connor's employment with the Company. If such information or assistance is required, Mr. O'Connor shall be reimbursed by the Company for any and all reasonable expenses incurred by him in providing such information and assistance and shall be compensated by the Company at a reasonable hourly rate to be agreed upon by the parties for the time he spends providing such information and assistance.

       b. Mr. O'Connor shall not knowingly use for his own benefit or disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, including any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, firmware, programs, devices supply sources and characteristics, business opportunities, marketing, promotional, pricing and financing techniques, or other information relating to the business of the Company, provided that such restriction on additional information shall not apply to information which is (i) proven to be generally available in the industry, (ii) disclosed in published literature or (iii) obtained by Mr. O'Connor after the Termination Date from a third party without binder of secrecy. Mr. O'Connor agrees that, except as otherwise agreed by the Company, he will return to the Company, within seven days after the Termination Date, any physical embodiment of such confidential information, except that in any event Mr. O'Connor may retain his rolodex.

       c. All rights, title and interest in and to any ideas, inventions, technology, processes, know-how, works hardware, software, firmware, programs, devices, trade secrets, trade names, trademarks or service marks, which Mr. O'Connor may have conceived, created, organized, prepared or produced during the period of his employment with the Company and which relate to the business of the Company, and all rights, title and interest in and to any patents, patent applications, copyright registrations and copyright applications resulting therefrom, are owned by the Company, and Mr. O'Connor agrees to provide reasonable assistance to the Company, including executing documents, providing evidence and testimony, in establishing, enforcing and maintaining such rights, title and interest of the Company; provided that the Mr. O'Connor shall be compensated at a reasonable hourly rate to be agreed upon by the parties and reimbursed for any and all reasonable expenses incurred as well as for any compensation from other sources that Mr. O'Connor can demonstrate was foregone by virtue of providing such assistance.

       d. Mr. O'Connor does hereby irrevocably constitute, authorize, empower and appoint the Company, or any of its officers, such Mr. O'Connor's true and lawful attorney (with full power of substitution and delegation) in Mr. O'Connor's name, and in Mr. O'Connor's place and stead, or in the Company's name, to take and do such action, and to make, sign, execute, acknowledge and deliver any and all instruments or documents which the Company, from time to time, may deem desirable or necessary to vest in the Company, its successors and assigns, any of the rights, title or interest granted pursuant to subsection (c) above for the use and benefit of the Company, its successors and assigns.

5. Release. (a) Mr. O'Connor hereby releases and forever discharges GTECH, its present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns from any and all liabilities, causes of action, debts, claims and demands (including without limitation claims and demands for monetary payment) both in law and in equity, known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment (as an officer, director or employee), rights or entitlements related thereto or termination of such employment by GTECH and hereby covenants not to file a lawsuit or charge to assert such claims. This includes but is not limited to claims of breach of contract and wrongful termination and claims arising under the Federal Age Discrimination in Employment Act, and any other federal, state or local laws prohibiting employment discrimination or claims growing out of any legal restrictions on GTECH's right to terminate its employees. Any rights which Mr.

       O'Connor may have to sell unregistered shares of GTECH Holdings Corporation Common Stock pursuant to Rule 144 shall not be unreasonably infringed by GTECH.

       (b) GTECH hereby releases and forever discharges Mr. O'Connor and his estate from any and all liabilities, causes of action, debts, claims and demands both in law and in equity, known or unknown, fixed or contingent, which the Company may have or claim to have against Mr. O'Connor based upon or in any way related to his employment at GTECH as of and through the Termination Date or his termination of his employment.

       (c) These releases shall not apply to any breach of this Agreement.

6. Advice of Counsel. Mr. O'Connor understands that various State and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and State Human Rights Agencies. Mr. O'Connor acknowledges that he has been advised by GTECH to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one days so that he can thoroughly review and understand the effect of this Agreement before acting on it.

7. Non-Competition and Other Restrictions. Mr. O'Connor further covenants with GTECH as follows and, with respect to Section 7(a), expressly agrees that $1,500,000 of the cash payment hereunder is subject to his compliance with that subsection.

       a. For a period of three years after the Termination Date, Mr. O'Connor shall not engage or propose to engage, directly or indirectly (which includes owning, managing, operating, controlling, being employed by, acting as a consultant to, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged) anywhere in the United States, including its territories and possessions, or in any foreign country (the United States and any such foreign country being deemed to be a separate "Territory") in any business which competes or proposes to compete with any business (including, without limitation, the Lottery and Gaming Business, the EBT Business and network communications services) in which the Company was engaged or proposed to be engaged in such Territory at the time of the termination of Mr. O'Connor's employment; provided, that Mr. O'Connor's ownership as a passive investor of less than one percent of the issued and outstanding stock or equity, or $100,000 principal amount of any debt securities, of any corporation, partnership or other entity so engaged shall not by itself by deemed to constitute such engagement by Mr. O'Connor. As used herein, the "Lottery and Gaming Business" shall mean the provision of products or services of every nature relating to the operation of all manner of lotteries, non-lottery games of chance and parimutuel wagering however and wherever conducted, and "EBT Business" shall mean the provision of products or services of every nature relating to the distribution by electronic means of payments or payments in kind, and the conducting by electronic means of financial transactions, relating to governmental public assistance programs.

       b. Further, for a period of three years after the Termination Date, Mr. O'Connor shall not (i) intentionally disturb or interfere with any business relationship between the Company and any of its employees, dealers, customers, suppliers or similar business associates, or (ii) solicit or cause to be solicited any officer or employee of the Company to terminate such person's relationship with the Company.

       c. Mr. O'Connor recognizes that the possible restrictions on Mr. O'Connor's activities which may occur as a result of his performance of his obligations under this Section 7 and Section 4(b) are required for the reasonable protection of GTECH and its investments, and Mr. O'Connor expressly acknowledges that such restrictions are fair and reasonable for that purpose. Mr. O'Connor further expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 7 and Section 4(b), and that GTECH, in addition to all other remedies hereunder and at law or equity, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. If any of the provisions of this Section 7 are held to be in any respect an unreasonable restriction upon Mr. O'Connor then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.

8. Assistance. After the Termination Date, GTECH shall make itself available in any third party claims, investigations, litigation or similar proceedings to answer any questions relating to Mr. O'Connor's employment or actions as an employee, officer or director of GTECH, including without limitation attendance at any deposition or similar proceeding.

9. Return of Property. Mr. O'Connor shall return to GTECH any GTECH property in his possession, custody or control within fourteen days of the Termination Date; provided, however, that Mr. O'Connor may retain the car which GTECH provided him during his employment for the current wholesale value as customarily determined and he may retain the office equipment currently located in his home office in New Jersey. Within such time, GTECH shall ship by professional movers which are insured, to Mr. O'Connor's home, at GTECH's expense, personal property of Mr. O'Connor presently on GTECH's business premises or the condominium in East Greenwich.

10. Comments. Mr. O'Connor shall at no time make or cause to be made any derogatory or disparaging comments regarding GTECH, its business, or its present or past directors, officers or employees.

11. Tax Withholding. The Company may withhold from any compensation or benefits payable under this agreement all Federal, State, City, or other taxes as shall be required pursuant to any law or governmental regulations or ruling.

12. No Admission. The execution of this Agreement does not represent and shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either GTECH or Mr. O'Connor.

13. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provisions were omitted.

14. Non-assignability. (a) Neither this Agreement nor any rights or interest hereunder shall be assignable by Mr. O'Connor, his beneficiaries, or legal representatives without the Company's prior written consent. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise to any entity or person other than the Company, this Agreement, and the rights and obligations of the Company under it, shall be transferred to such entity or person pursuant to an agreement in form and substance reasonably satisfactory to Mr. O'Connor from any successor to the business of the Company to assume and agree to perform this Agreement, but such assignment or transfer shall not limit the Company's liability under this Agreement to Mr. O'Connor.

       (b) This Agreement shall be binding upon, and accrue to the benefit of, Mr. O'Connor and the Company and their respective heirs, executors, administrator, successors and permitted assigns, including, in the case of the Company, any person or entity acquiring all or substantially all of the Company's assets.

15. Governing Law; Attorneys' Fees. (a) This Agreement is made pursuant to and shall be governed by the laws of the State of Rhode Island, without regard to its rules regarding conflict of laws. The parties agree that the courts of the State of Rhode Island, and the Federal Courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement and further agree to accept service of process with respect to any such proceedings.

       (b) GTECH shall pay, at least monthly, all costs and expenses, including attorney's fees and disbursements, incurred by Mr. O'Connor in connection with any legal proceeding (including an arbitration), whether or not instituted by GTECH or Mr. O'Connor, relating to any provisions of this Agreement, including but not limited to the interpretation, enforcement or reasonableness thereof; provided that if Mr. O'Connor instituted the proceeding and the judge or other decision maker presiding over the proceeding affirmatively finds that Mr. O'Connor has failed to prevail on all material issues, Mr. O'Connor shall pay his own costs and expenses (and, if applicable, return any amounts theretofore paid to Mr. O'Connor under this subsection 15(b).

16. Entire Agreement. This Agreement contains the entire understanding between Mr. O'Connor and GTECH regarding the subject matter hereof and, except as expressly set forth herein, supersedes any prior agreements, written or oral, including without limitation the Employment Agreement. `

17. Stock Options. (a) Mr. O'Connor's outstanding options, whether or not they have vested as of the Termination Date, shall accelerate and become vested in full and shall remain exercisable following the Termination Date, unless subject to earlier expiration or termination in accordance with the terms of the stock option plan in effect as of the Termination Date. However, notwithstanding any provision of this Agreement, in no event shall Mr. O'Connor be treated in a manner less favorable with respect to stock options or Restricted Stock then as provided for in the Employment Agreement as though

       Mr. O'Connor's departure from the Company was termination not for cause for purposes of the Employment Agreement.

       (b) The Company shall use his best efforts to file, and cause to be effective under the Securities Act of 1933, as amended, a registration statement on Form S-8 (or a comparable form) with respect to the restricted stock shares (or other rights) of equity, if any, issued by the Company as of or before the Termination Date under the Employment Agreement. The Company will also use its best efforts to ensure that each grant provided for under or otherwise contemplated by the Employment Agreement shall meet the requirements for exemption under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

18. Modification. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Mr. O'Connor acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

19. Revocation; Effective Date. Mr. O'Connor may revoke his agreement to the terms hereof at any time during the seven-day period immediately following the date of his signature below ("Revocation Period") by delivering written notice of his revocation to the GTECH. This Agreement shall become effective upon the expiration of the Revocation Period.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.

GTECH Holdings Corporation                Attest:

-------------------------------
by
  -----------------------------



GTECH Corporation                         Attest:

-------------------------------
by
  -----------------------------



                                          Witness:


-------------------------------
William Y. O'Connor


date